Exhibit 10.28

Hub Group, Inc.
377 E. Butterfield Road
Suite 700
Lombard, IL 60148

June 4, 2002

Mr. Thomas M. White

Dear Tom:

You will be eligible for one-year base salary and the immediate vesting of any outstanding options if (i) your employment is terminated within 12 months following a change in control or (ii) your position is eliminated within 12 months following a change in control and a like position is not offered within Hub. A change in control occurs when there has been a change to the majority voting position in Hub.

Please contact me with any questions.

Sincerely,

/s/ David P. Yeager
David P. Yeager
Vice Chairman and Chief Executive Officer